Exhibit 10.1

Ron Silvestri
18 Westmount Drive
Belleville, Ontario, K8P 2C7

August 5, 2008

Mr. Joe Murano
C.E.O.
Dixie Lee International Industries, Inc.
7 Snow Road
Napanee, Ontario, Canada, K7R 0A2

Dear Joe:

It is with regret that I tender my resignation as director and secretary from the board of directors of Dixie lee International Industries, Inc., effective immediately. Please also accept this letter as my three week working notice resigning as Chief Financial Officer. If permitted, I will continue to perform my duties and work to train my replacement up to August 22, 2008.

I am grateful for having the opportunity to serve on the board for the past year and as CFO, however I am leaving to pursue other opportunities. I offer my best wishes for the continued success of the company.

By: /s/ Ron Silvestri